EXHIBIT 16.1

June 24, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K with a date of report of June 23, 2008, of ZOLL Medical Corporation and are in agreement with the statements contained in the first three paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP